EXHIBIT 99.1

Teda Travel Group Changes Name to Network CN Inc.
New Name Reflects Enhanced Business Plan

New York, August 21, 2006 (PR NEWSWIRE) – Teda Travel Group Inc. (OTC Bulletin Board: TTVL), a Chinese hotel management company based in Hong Kong, today announced that it has changed its name to Network CN Inc. to better reflect its vision to build an internet-based network for hotel operators and travelers, as well as a non-travel related media business in China. Network CN Inc. trades on the OTC Bulletin Board market under the ticker NWCN.

With the name change to Network CN Inc., the Company intends to augment its existing hotel management business with a travel services division and a non-travel related media division. More specifically:

Travel Services Division
Network CN Inc. expects the travel services division to provide an internet-based network for one-stop travel services for both hotel owners and travelers. Corporate customers within the hotel management division can use the network to more effectively manage and cater events as well as purchase hotel supplies. This effort includes Network CN Inc.’s entrance into all other travel-related businesses that could help build this network.

The Company took its first steps toward building the travel services division in June 2006, with the acquisition of Guangdong Tianma International Travel Co., Ltd. (“Tianma”), a travel agency with licenses to conduct in-bound and the more lucrative out-bound travel business in China. Out of the over 10,000 travel agencies in China, Tianma is one of less than 40 agencies licensed by the Chinese government to conduct out-bound travel business in China. Tianma generated revenues of $4.8 million in 2005, and will utilize Network CN Inc.’s internet-based network to offer travel services to consumers.

Benedict Fung, who joined Network CN Inc. in 2006 as President, will lead the travel services division. Mr. Fung has been active in the hospitality industry for more than twenty years, working as Executive Vice President and Executive Director in various international hotel chains and publicly-listed hotel investment companies including Mandarin Oriental, Hyatt International, Peninsula Hotel Group, Regal International Hotels, STDM Hotels (Macau) and the Miramar Hotel Group. He is a member of the British Association of Hospitality Accountants and the International Association of Hospitality Accountants USA.

The hotel properties to be serviced under this network include Network CN Inc.’s existing customers in the hotel management division, as well as those acquired through hotel management companies or secured through lease or joint venture agreements, including sizeable hotel chains in China. For travelers, the network will offer an easy way to access local information, and to buy tickets to sporting and musical events in the region.

Media Division
Network CN Inc. expects the media division to pursue building a network of liquid crystal display (“LCD”) advertising screens, which will enable local Chinese businesses to place targeted advertisements in a multitude of indoor and outdoor venues. Since the beginning of 2006, the Company has been actively exploring various promising media projects in Beijing as well as in other major cities in China.

Godfrey Hui, Chief Executive Officer of Network CN Inc. stated, “Today’s announcement marks an exciting strategic change for our Company. While we continue to operate the more traditional travel-related business, our growth strategy includes our plans for an internet-based network for hotel operators and travelers, as well as exploring opportunities in China’s dynamic media sector. We have a proven management team in both the Chinese travel and media industries and we’ll capitalize on our experience and resources to build Network CN Inc. into a premier hotel management and media company in China.”

About Network CN Inc.
Headquartered in Hong Kong, Network CN Inc. is a travel and hospitality business servicing three to five-star hotels in China. As of June 30, 2006, the Company had seventeen hotels and roughly 3,400 hotel rooms under management. Network CN Inc. is building a travel services division which offers hotels an internet-based resource for event and catering management, hotel supplies and, for travelers, local tourist information. In addition, the Company is pursuing the indoor and outdoor media industry in China.

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect," "plan," "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

CONTACT
Network CN Inc. Investor Relations: 203-682-8200